Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-276021 and No. 333-198971 and No. 333-248613) on Form S-8 of IRADIMED CORPORATION of our report dated March 6, 2025, relating to the financial statements of IRADIMED CORPORATION, appearing in this Annual Report on Form 10-K/A of IRADIMED CORPORATION for the year ended December 31, 2024.

/s/ RSM US LLP

Orlando, Florida

September 3, 2025